Exhibit 99
CONTACT:     David Dickson, +1 703 846 2378 or
        Christopher Springham, +1 703 846 2500

Fairfax, VA, October 21, 1996 -- Mobil Corporation today announced estimated third quarter 1996 operating income of $668 million, down $76 million, or 10%, from the $744 million earned in the comparable quarter last year. Including special items, reported income of $769 million was $17 million lower than last year. This quarter's results included net special benefits of $101 million -- $129 million of gains on asset sales, partly offset by $28 million of restructuring implementation costs. Last year's results included $42 million of net special benefits -- a $71 million favorable litigation settlement, partly offset by $29 million of property write-downs.
 Estimated operating earnings per common share for the third quarter were $1.66 in 1996 compared with $1.85 in 1995. On a reported basis, earnings per common share were $1.92 in 1996 compared with $1.95 in 1995. For the nine months ended September 30, 1996, Mobil's operating income was $2,218 million, up $132 million, or 6%, from the comparable period in 1995.

In commenting on third quarter operating income compared with the same period last year, Chairman Lucio A. Noto said: "Third quarter results were disappointing due to unfavorable market conditions in many of the businesses where we have a substantial presence; although we continue to have a bullish view for these businesses over the longer term. Also, results were hurt by a higher level of unscheduled refinery downtime in the United States. All affected refineries are back to normal operations."

"Strong crude oil and natural gas prices were more than offset by significantly lower worldwide downstream and petrochemical margins. In particular, the downstream business has not been able to recover rising crude oil prices in the marketplace. Additionally, paraxylene prices have recently been under significant downward pressure as a result of surplus capacity and weak demand. Other factors unfavorably affecting this period's comparison with last year were the absence of the Nigerian reserve bonus, the Ruhrgas dividend, and income from our divested chemical businesses. The expiration of the tax holiday for our petrochemicals joint venture in Saudi Arabia and higher exploration expenses in our international upstream operations also had negative impacts. Partly offsetting these items were the favorable impacts of higher worldwide downstream sales volumes, which were up 7%, and benefits from initiatives."

"This quarter, savings from our expense initiatives totaled about $160 million before tax, including savings from our staff redesign project and
other restructuring programs.   These savings were offset by higher volume
related expenses, including costs associated with new programs for growth, as well as inflation, in particular higher purchased energy expenses."

Mr. Noto concluded, "Since we are in a very competitive industry that has significant price volatility, changes in the way we run our business are essential if we are to compete in the long term. We are not counting on continuing high oil prices to enhance shareholder value. Our strategies continue to be to improve the performance of our existing businesses and to provide profitable growth."

     COMPARISON OF THIRD QUARTER 1996 WITH THIRD QUARTER 1995

The following comments address the operating performance of the major business segments during the third quarter of 1996, as compared with the same quarter of 1995 (refer to Table 2):

 . Exploration and Producing income of $422 million was $120 million higher.

In the United States, income was $152 million, up $106 million, mainly due to higher prices for crude oil and natural gas. The crude price increase was mitigated by the weakening of prices for California heavy crudes, which make up about 40% of Mobil's U.S. crude production, relative to light crudes. Lower exploration expenses, savings from restructuring initiatives, and lower capital recovery charges also contributed to the improved earnings. These benefits were partially offset by the impact of lower production volumes resulting from asset sales and natural field declines.

International income of $270 million was $14 million higher, mainly due to higher prices and volumes. Volumes were up due to the success of our continuing investment program in Nigeria and production was added with the acquisitions of Tengiz and Ampolex. Earnings were hurt this period by higher exploration expenses, timing of the Ruhrgas dividend, and the absence of the Nigerian reserve bonus included in last year's third quarter.


 .Marketing and Refining income of $231 million was $146 million lower.

United States income was $83 million, down $65 million, mainly due to weak margins, as product prices lagged the increase in crude costs, and unscheduled refinery downtime. The unscheduled refinery downtime hurt earnings by about $25 million. These factors were partially offset by higher product sales volumes, notably retail gasoline sales, where volumes increased due to the implementation of "Friendly Serve" and other programs to develop new business.

International income of $148 million was down $81 million due to lower integrated margins in Europe and Asia-Pacific. U.K. marketing margins, while somewhat improved from the second quarter of this year, were significantly below those in the third quarter of 1995. Lower paraxylene margins also had an impact on Mobil's Singapore refinery earnings, as income from the aromatics complex at this facility is shared between M&R and Mobil Chemical. These market factors more than offset the positive impact of stronger sales volumes.

 . Chemical income of $90 million was $89 million lower than last year'svery strong third quarter. The decline reflected lower worldwide paraxylene and polyethylene resin margins, the absence of income from divested businesses, and the expiration of the tax holiday in Saudi Arabia.

 . Corporate and Other expense of $8 million was $29 million lower than the same quarter last year when results included costs associated with
restructuring.   Additionally, this quarter benefited from improved results in real estate operations and the timing of certain miscellaneous items.

 . Net Financing Expense of $67 million was $10 million lower than last year due to lower interest rates, partly offset by interest on additional borrowings resulting from this year's Ampolex and Tengiz acquisitions.

       COMPARISON OF NINE MONTHS 1996 WITH NINE MONTHS 1995

Mobil's estimated 1996 year-to-date operating income was $2,218 million, up $132 million, or 6%, from last year. Year-to-date 1996 reported income of $2,288 million is $687 million higher than the $1,601 million earned in the comparable period last year. Included in this year's reported income were net special benefits of $70 million, representing gains on asset sales, partly offset by restructuring implementation costs. Reported income last year included $485 million of net special charges, primarily for the realignment of worldwide staff support services and restructuring of marketing and refining operations in the United States and Europe.

The $132 million increase in operating earnings is mainly from improved petroleum sector market conditions and benefits from higher volumes and business initiatives, largely offset by lower Chemical income. In Exploration and Producing, higher income resulted from higher prices, lower producing expenses, and from lower capital recovery charges primarily due to adoption of FAS 121 in the fourth quarter of 1995. In Marketing and Refining, higher volumes and industry refining margins have been partly offset by a higher level of refinery downtime and lower U.K. marketing margins. Unscheduled refinery downtime reduced earnings by about $45 million. Chemical income is lower than last year when record income resulted from very high worldwide petrochemical margins. This year, petrochemical margins are significantly lower and results have been hurt by the absence of income from divested businesses and the expiration of the Saudi tax holiday. Additionally, chemical plant operating reliability reduced earnings by about $25 million.

Capital and Exploration Expenditures for the third quarter of 1996 were estimated at $2,750 million, an increase of $1,631 million from the comparable period last year. For the nine months of 1996, worldwide capital and exploration expenditures were estimated at $4,705 million, compared with $2,897 million for the year-earlier period. The increase in both periods was primarily due to the full consolidation of the Ampolex acquisition that was previously reflected in investments and advances.

Mobil's estimated Return on Average Shareholders' Equity for the twelve months ended September 30, 1996, based upon reported income, was 16.8%, compared with 13.5% for calendar year 1995. (On an operating basis, excluding special items, returns were 16.3% and 16.2% for the same periods.) Estimated Return on Average Capital Employed for the twelve months ended September 30, 1996, based upon reported income, was 12.8% compared with 10.9% for calendar year 1995. (On an operating basis, excluding special items, returns were 12.5% and 12.8% for the same periods.)

Mobil's estimated Debt-to-Capitalization Ratio was 31% at September 30, 1996, and 27% at December 31, 1995. The increase in debt was primarily due to funding of the Ampolex and Tengiz acquisitions.

Common Stock Dividends were $1.00 per share in the third quarter of 1996 and $2.925 per share for the first nine months of 1996, $.075 and $.225 per share higher than the comparable periods last year.

                                                                   Table 1
                                MOBIL CORPORATION

                                  Third Quarter            Nine Months
                            -----------------------  -----------------------
                             1995    1996    Incr/    1995    1996    Incr/
INCOME  ($MM)                Act     Est    (Decr)    Act     Est    (Decr)
                            ------  ------  -------  ------  ------  -------
Petroleum Operations
  E&P: United States           46     234      188     185     556      371
       International          256     303       47     792     963      171
                            ------  ------  -------  ------  ------  -------
  Total E&P                   302     537      235     977   1,519      542

  M&R: United States          148      83      (65)    131     311      180
       International          200     148      (52)    231     512      281
                            ------  ------  -------  ------  ------  -------
  Total M&R                   348     231     (117)    362     823      461
                            ------  ------  -------  ------  ------  -------
Total Petroleum               650     768      118   1,339   2,342    1,003

Chemical                      179      90      (89)    523     225     (298)
Corporate and Other (a)        34     (22)     (56)    (46)   (107)     (61)
Net Financing Expense         (77)    (67)      10    (215)   (172)      43
                            ------  ------  -------  ------  ------  -------
Net Income                    786     769      (17)  1,601   2,288      687
==========                  ======  ======  =======  ======  ======  =======

COMMON SHARES OUTSTANDING (MM)
  Average                   395.5   393.9     (1.6)  395.7   394.2     (1.5)
  End of Period               ...     ...       ...  395.2   394.0     (1.2)

EARNINGS PER COMMON SHARE ($)
  Based on Net Income (b)    1.95    1.92    (0.03)   3.94    5.70     1.76

DIVIDENDS
  Common Stock
    Total Paid ($MM)          366     394       28   1,069   1,153       84
    Per Share ($)           0.925    1.00    0.075   2.700   2.925    0.225

  Preferred Stock ($MM)        14      13       (1)     42      40       (2)




(a) Includes the results of Real Estate operations, Mining and Minerals, corporate administrative expenses, and other items.
(b) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                                   Table 2

                                MOBIL CORPORATION

                                  Third Quarter            Nine Months
                            -----------------------  -----------------------
INCOME ADJUSTED FOR          1995    1996    Incr/    1995    1996    Incr/
  SPECIAL ITEMS ($MM)        Act     Est    (Decr)    Act     Est    (Decr)
                            ------  ------  -------  ------  ------  -------
Petroleum Operations
  E&P: United States           46     152      106     237     474      237
       International          256     270       14     817     930      113
                            ------  ------  -------  ------  ------  -------
  Total E&P                   302     422      120   1,054   1,404      350

  M&R: United States          148      83      (65)    235     311       76
       International          229     148      (81)    528     512      (16)
                            ------  ------  -------  ------  ------  -------
  Total M&R                   377     231     (146)    763     823       60
                            ------  ------  -------  ------  ------  -------
Total Petroleum               679     653      (26)  1,817   2,227      410

Chemical                      179      90      (89)    539     225     (314)
Corporate and Other (a)       (37)     (8)      29     (55)    (62)      (7)
Net Financing Expense         (77)    (67)      10    (215)   (172)      43
                            ------  ------  -------  ------  ------  -------
Oper. Income Before
  Special Items               744     668      (76)  2,086   2,218      132

Special Items                  42     101       59    (485)     70      555
                            ------  ------  -------  ------  ------  -------
Net Income                    786     769      (17)  1,601   2,288      687
==========                  ======  ======  =======  ======  ======  =======



EARNINGS PER COMMON SHARE ($)
  BASED ON:
   Operating Income Before
     Special Items (b)       1.85    1.66    (0.19)   5.17    5.52     0.35

   Net Income (b)            1.95    1.92    (0.03)   3.94    5.70     1.76



(a) Includes the results of Real Estate operations, Mining and Minerals, corporate administrative expenses, and other items.
(b) The earnings per common share calculation is based on income, less preferred stock dividend requirements, divided by the weighted average number of common shares outstanding.

                                                                  Table 3

                                  MOBIL CORPORATION

                           1995 by Quarter and Year               1996
SPECIAL ITEMS          -----------------------------------  -----------------
  AFFECTING INCOME ($MM 1Q   2Q         3Q     4Q    Year    1Q   2Q   3Q Est
                       ---- ------     ----- ------ ------  ---- ----- ------
E&P United States
  Asset Sales            -    (22)        -      -    (22)    -     -     82
  Asset Impairment       -      -         -   (366)  (366)    -     -      -
  Restructuring          -    (30) (a)    -    (21)   (51)    -     -      -

E&P International
  Asset Sales            -      -         -     23     23     -     -     33
  Asset Impairment       -      -         -   (121)  (121)    -     -      -
  Tax Adjustment         -      -         -     26     26     -     -      -
  Restructuring          -    (25) (a)    -    (16)   (41)    -     -      -

M&R United States
  Restructuring          -   (104) (b)    -      -   (104)    -     -      -

M&R International
  LIFO/Oth. Inv. Adj.    -      -         -    (13)   (13)    -     -      -
  Property Writedowns    -      -       (29)     -    (29)    -     -      -
  Restructuring          -   (268) (c)    -    (48)  (316)    -     -      -

Chemical
  Asset Sales            -      -         -    501    501     -     -      -
  Restructuring          -    (16) (a)    -      -    (16)    -     -      -

Corp/Other
  Asset Sales            -      -         -     74     74     -     -     14
  Environmental          -      -         -    (24)   (24)    -     -      -
  Restructuring          -    (62) (a)    -      -    (62)    -     -      -
  Litigation Settle.     -      -        71      -     71     -     -      -
  SRP Implementation (a  -      -         -      -      -     -   (31)   (28)

                       ---- ------     ----- ------ ------  ---- ----- ------
Total Special Items      -   (527)       42     15   (470)    -   (31)   101
                       ==== ======     ===== ====== ======  ==== ===== ======



(a) Staff redesign project (SRP).
(b) Includes $65 million for staff redesign project and $39 million for restructuring of marketing and refining operations.
(c) Includes $88 million for staff redesign project and $180 million for European refining.

                                                          Table 4

                                MOBIL CORPORATION
                              Third Quarter              Nine Months
                        ------------------------  -------------------------
CAPITAL AND EXPLORATION  1995    1996     Incr/     1995    1996     Incr/
  EXPENDITURES ($MM)      Act     Est     (Decr)    Act      Est     (Decr)
                        ------- -------   ------  -------- -------   ------
Petroleum Operations
  Exploration & Producing
    United States          306      95     (211)      577     367     (210)
    International          459   2,226 (a)1,767     1,267   3,072 (a)1,805
                        ------- -------   ------  -------- -------   ------
    Total E&P              765   2,321    1,556     1,844   3,439    1,595
                        ------- -------   ------  -------- -------   ------
  Marketing & Refining
    United States           94      87       (7)      333     261      (72)
    International          178     243       65       502     730      228
                        ------- -------   ------  -------- -------   ------
    Total M&R              272     330       58       835     991      156
                        ------- -------   ------  -------- -------   ------
Total Petroleum          1,037   2,651    1,614     2,679   4,430    1,751
Chemical                    63      92       29       155     223       68
Other                       19       7      (12)       63      52      (11)
                        ------- -------   ------  -------- -------   ------
Total Mobil Corporation  1,119   2,750    1,631     2,897   4,705    1,808
                        ======= =======   ======  ======== =======   ======
Memo:
Exploration expenses charged
  to income, included above
    United States           27       6      (21)       53      39      (14)
    International           75     137       62       223     252       29
                        ------- -------   ------  -------- -------   ------
Total Exploration Expens   102     143       41       276     291       15
                        ======= =======   ======  ======== =======   ======
===========================================================================
OTHER FINANCIAL DATA ($MM)
  Total Revenues        18,637  20,326    1,689    55,113  58,546    3,433

  Depreciation, Depletion,
     and Amortization      688     645      (43)    2,225   1,903     (322)

  Income Taxes             616     836      220     1,611   2,427      816

AVERAGE U.S. PRICES
  Crude  ($/BBL)         14.34   17.21     2.87     14.72   16.73     2.01
  NGL  ($/BBL)            9.49   12.81     3.32      9.94   12.00     2.06
  Natural Gas ($/MCF) (b  1.45    1.96     0.51      1.51    2.06     0.55

AVERAGE  INT'L. PRICES
  Crude  ($/BBL)         16.25   20.83     4.58     17.01   19.71     2.70
  Natural Gas ($/MCF)     2.44    2.65     0.21      2.50    2.54     0.04

(a) Includes $1,394 million of Ampolex acquisition expenditures which were reported in the second quarter as cash investment in equity companies.
(b) Effective third quarter 1996, the wellhead price is reported. Prior to the third quarter, prices reflected gas marketing realizations, including transportation costs. This reporting change to wellhead price is consistent with our gas marketing business realignment.

                                                            Table 5

                             MOBIL CORPORATION

                                   Third Quarter            Nine Months
                             -----------------------  -----------------------
                              1995    1996    Incr/    1995    1996    Incr/
OPERATING HIGHLIGHTS          Act     Est    (Decr)    Act     Est    (Decr)
                             ------  ------  -------  ------  ------  -------

NET PRODUCTION OF LIQUIDS (TBD)
  United States                278     257      (21)    285     268      (17)

  Canada                        53      50       (3)     53      52       (1)
  Indonesia                     82      60      (22)     77      70       (7)
  Nigeria                      156     213       57     149     203       54
  Norway                        87      82       (5)     91      83       (8)
  United Kingdom                72      61      (11)     74      62      (12)
  Other                         83     128       45      79      98       19
                             ------  ------  -------  ------  ------  -------
  Total International          533     594       61     523     568       45
                             ------  ------  -------  ------  ------  -------
  Worldwide                    811     851       40     808     836       28
                             ======  ======  =======  ======  ======  =======

NET PRODUCTION OF NATURAL GAS (MMCFD)

  United States              1,417   1,284     (133)  1,479   1,366     (113)

  Canada                       400     425       25     429     423       (6)
  Germany                      323     455      132     409     506       97
  Indonesia                  1,538   1,429     (109)  1,559   1,459     (100)
  United Kingdom               306     339       33     516     590       74
  Other                        110     136       26     142     140       (2)
                             ------  ------  -------  ------  ------  -------
  Total International        2,677   2,784      107   3,055   3,118       63
                             ------  ------  -------  ------  ------  -------
  Worldwide                  4,094   4,068      (26)  4,534   4,484      (50)
                             ======  ======  =======  ======  ======  =======
TOTAL NET
  PRODUCTION (TBDOE)         1,539   1,574       35   1,614   1,633       19
                             ======  ======  =======  ======  ======  =======

                                                                   Table 6

                              MOBIL CORPORATION

                                    Third Quarter            Nine Months
                              -----------------------  -----------------------
                               1995    1996    Incr/    1995    1996    Incr/
OPERATING HIGHLIGHTS           Act     Est    (Decr)    Act     Est    (Decr)
                              ------  ------  -------  ------  ------  -------
REFINERY RUNS (TBD)
  Runs for and by Mobil
    United States               902     926       24     897     914       17
    Europe                      433     336      (97)    428     324     (104)
    Asia-Pacific                625     724       99     654     705       51
    All Other                   159     186       27     140     185       45
                              ------  ------  -------  ------  ------  -------
    Total                     2,119   2,172       53   2,119   2,128        9
  Runs for Mobil by Others        8       8        -       9       9        -
                              ------  ------  -------  ------  ------  -------
  Worldwide Runs for Mobil    2,127   2,180       53   2,128   2,137        9
                              ======  ======  =======  ======  ======  =======

PETROLEUM PRODUCT SALES (TBD)
  United States
    Automotive Gasoline
      Sales to Trade            553     568       15     535     552       17
      Supply/Other Sales        247     270       23     210     219        9
                              ------  ------  -------  ------  ------  -------
    Total Automotive Sales      800     838       38     745     771       26
    Distillates/Jet Fuel        280     335       55     306     338       32
    Other                       205     241       36     215     231       16
                              ------  ------  -------  ------  ------  -------
    Total United States       1,285   1,414      129   1,266   1,340       74
  International               1,910   1,989       79   1,885   1,969       84
                              ------  ------  -------  ------  ------  -------
  Worldwide                   3,195   3,403      208   3,151   3,309      158
                              ======  ======  =======  ======  ======  =======

CHEMICAL SALES (MM LBS)
  Worldwide Polyethylene Resin  564     614       50   1,750   1,859      109

CHEMICAL SALES BY PRODUCT CATEGORY ($MM)
  Petrochemicals                719     469     (250)  2,268   1,421     (847)
  Films Products                189     196        7     586     576      (10)
  Chemical Products              27      33        6      86      91        5
  Other Plastics                335       5     (330)    963      78     (885)
                              ------  ------  -------  ------  ------  -------
    Total                     1,270     703     (567)  3,903   2,166   (1,737)
                              ======  ======  =======  ======  ======  =======
